Exhibit 99.3

News Release

For further information contact:
Joel H. Mathis Vice President Public Relations and Investor Relations

FOR IMMEDIATE RELEASE

CITIZENS, INC. EARNINGS Climb

Austin, Texas — May 16, 2005 — Citizens, Inc. (NYSE: CIA) reported net income of $2.4 million or $0.05 per share for the quarter ended March 31, 2005, compared to a net income of $372,000 or $0.01 per share during the same period in 2004, an increase of 534.4%. Increased writing of life insurance premiums and the 2004 acquisition of Security Plan Life Insurance Company (Security Plan), contributed to the growth in net income for the first quarter of 2005. The Company acquired Security Plan, a Louisiana life insurance company with significant marketing operations in Louisiana in October 2004.

Total revenues for the first three months of 2005 were $35.4 million compared to $20.1 million in 2004, an increase of 76.1%. The inclusion of Security Plan in the first quarter of 2005 contributed $12.8 million of revenue. Premiums, annuity and universal life considerations for the first quarter increased to $28.6 million in 2005 from $16.0 million in 2004. The 2005 increase is attributable to the inclusion of Security Plan, which had $9.8 million of premium income, as well as 26.8% increase in new premiums written in 2004 for the Company and an increase in new business during 2005. First year issued and paid annualized life premium increased 33.2% from $4.0 million in the first quarter of 2004 to $5.4 million in 2005. Net investment income increased 57.6% during first quarter 2005 to $6.1 million compared to $3.9 million in first quarter 2004. Security Plan added $2,991,000 to the 2005 investment results.

Death benefits increased from $1.9 million in first quarter 2004 to $6.3 million in first quarter 2005 with the addition of Security Plan’s claims. Claims on the Company’s remaining books of business remained static or down slightly during 2005. Accident and health benefits were nominal since the cession of the majority of the Company’s accident and health business in force according to coinsurance agreements effective January 1, 2004. Policy surrenders decreased 25.1% in 2005 to $3.7 million from $4.95 million in the first quarter of 2004, primarily due to improved persistency on the Company’s international business.

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Underwriting, acquisition and insurance expenses increased to $7.7 million in first quarter 2005 compared to $3.4 million in first quarter 2004, largely attributable to the inclusion of Security Plan, coupled with the expenses incurred in the conversion process and approximately $330,000 of interest expense on the Company’s term loan.

Amortization of cost of customer relationships acquired and other intangible assets increased from $725,000 in the first quarter of 2004 to $1,150,000 in the first quarter of 2005. Amortization related to the acquisition was $777,000 in 2005.

Assets at March 31, 2005 totaled $680.7 million, compared to $661.2 million at December 31, 2004, an increase of 2.9%. Stockholders’ equity at March 31, 2005 was $134.4 million compared to $135.1 million at December 31, 2004. Unrealized losses on the Company’s bond portfolio, net of tax, offset the income earned during the period.

About Citizens, Inc.

Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies in the U.S. stock market based on market capitalization. Citizens’ stock closed at $5.13 on May 13, 2005.

Additional information is available at the Company’s web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2004, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

	(Unaudited)
	Three Months Ended
	March 31,
	2005	2004
Revenues
Premiums	$27,783,996	$15,121,602
Annuity and universal life considerations	795,375	917,237
Net investment income	6,106,012	3,874,328
Realized gains	69,127	39,212
Decrease in fair value of options and warrants	434,406	0
Other income	207,761	152,584

Total revenues	$35,396,677	$20,104,963

Benefits and Expenses
Insurance benefits paid or provided:
Increase in future policy benefit reserves	$5,598,497	$2,676,246
Policyholders’ dividends	870,168	731,189
Claims and surrenders	12,254,356	8,642,224
Annuity expenses	455,329	3,122

Total insurance benefits paid or provided	19,178,350	12,052,781

Commissions	7,046,446	3,773,308
Other underwriting, acquisition and insurance expenses	7,719,718	3,436,235
Capitalization of deferred policy acquisition costs	(5,021,085)	(3,641,732)
Amortization of deferred policy acquisition costs	1,971,100	2,648,555
Amortization of cost of customer relationships acquired and other intangibles	1,149,926	724,761
Loss on coinsurance agreements	0	634,461

Total benefits and expenses	$32,044,455	$19,628,369

Income before Federal income tax	$3,352,222	$476,594
Federal income tax expense	992,736	104,851

Net income	$2,359,486	$371,743

INCOME PER SHARE
Basic and diluted earnings
per share of common stock	$0.05	$0.01

Weighted average shares outstanding	38,369,917	38,317,079

BALANCE SHEETS

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2005	2004	2004	2004	2004
Total assets	$680,725,559	$661,211,562	$413,595,750	$390,673,658	$404,905,761
Total invested assets	$462,766,647	$475,801,943	$230,817,292	$235,325,072	$263,933,566
Stockholders’ equity	$134,405,978	$135,131,079	$130,875,442	$124,528,654	$128,896,167